INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the  Registrant  December 12, 2000    [X]
Filed by a Party other than the Registrant    [_]
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         14a-6(e)(2))
[_]      Definitive Proxy Statement
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[X]      Soliciting Material Under Rule 14a-12

                                   Texaco Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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              pursuant to Exchange Act Rule 0-11:

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


         Except for the historical and present factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Chevron's and Texaco's reports filed with the SEC. Chevron and Texaco disclaim any responsibility to update these forward-looking statements.

         Chevron and Texaco will file a proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the SEC. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Chevron free of charge by requesting them in writing from Chevron Corporation, 575 Market Street, San Francisco, CA 94105,
Attention: Corporate Secretary, or by telephone at (415) 894-7700. You may obtain documents filed with the SEC by Texaco free of charge by requesting them in writing from Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650, Attention: Secretary, or by telephone at (914) 253-4000.

         Chevron and Texaco, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Chevron and Texaco in connection with the merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron's
2000 annual meeting of stockholders. Information about the directors and executive officers of Texaco and their ownership of Texaco stock is set forth in the proxy statement for Texaco's 2000 annual meeting of stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

                                      * * *



[Letter to all Texaco Employees dated December 7, 2000]

Dear Texaco Employees:

I'd like to bring you up to date on some recent transition activities.

Earlier this week the Decision Review Board - Peter Bijur, Dave O'Reilly, John Watson and myself - met in Houston to review the efforts of the transition teams.

At the meeting, we had our first look at high-level organization designs. Each of the integration teams presented proposals for organization design in their respective areas. This is the first of a three-step process to complete the overall design of the new company. We plan to announce results of this process early next year.

We also looked at preliminary numbers combining the cost structures of Chevron, Texaco and Caltex. By creating a baseline for what the pre-merger companies' costs are today, we will be able to track merger-related savings after the merger is completed.

We also began considering initial proposals for key Human Resources processes, including selection, relocation, outplacement and cultural integration. As decisions are made in these and other important areas affecting employees, we'll let you know.

All of the integration teams are now in place. Altogether, more than 100 Texaco employees are engaged in a full- or part-time basis, and many more are providing support as needed. A list of your colleagues who are members of the transition team will be added to the merger section of our Intranet site. The teams' recommendations will help us create an organization designed to compete with the best performers in our industry.

On the regulatory front, late last month Chevron refiled its pre-merger notification and report form to the Federal Trade Commission (FTC). (You may have seen their news release on this matter. If not, it can be found on our merger website.)

Chevron's action followed an informal request from the FTC staff for additional information about the business of the two companies. In response to that informal request, Chevron and Texaco have been providing information to the staff on a voluntary basis. Under the laws governing the process, the FTC must make a formal request for any additional information it wants from the companies within 30 days of the original filing, or from any subsequent refiling. Chevron's refiling provided the FTC with more time to review the initial information submitted by us before determining what additional information it will formally request. We expect that formal "Second Request" to be issued in mid-December, and Texaco and Chevron teams will begin the effort of assembling the information to be fully responsive so that we can keep this process on track. At present, we see no unexpected problems or delays with the regulatory review.

In the coming weeks we will be providing you with additional information to help you better understand this regulatory process. And, of course, we will continue to keep you apprised of our transition progress.

In the meantime, as we approach the holidays, I'd like to thank everyone involved in the merger integration planning effort, as well as all the Texaco employees who are picking up the slack for people who have been pulled off their usual jobs to work on merger matters. Your dedication is greatly appreciated.

Ultimately, our success in completing the merger will depend on the commitment and hard work of all of the many talented people at Texaco, Chevron and Caltex. We can't do it without you.

Sincerely,

Original signed by: P. J. Lynch